Exhibit 4.3

UNITIL ENERGY SYSTEMS, INC.

$15,000,000 AGGREGATE PRINCIPAL AMOUNT OF FIRST MORTGAGE BONDS, SERIES P,

DUE MARCH 2, 2020

BOND PURCHASE AGREEMENT

DATED AS OF MARCH 2, 2010

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SCHEDULES AND EXHIBITS:

Schedule I	—	Name and Address of Purchasers
Exhibit A	—	Form of Fourteenth Supplemental Indenture
Exhibit B	—	Form of Opinion of Special Counsel for the Purchasers
Exhibit C	—	Form of Opinion of Counsel for the Company
Exhibit D	—	Form of Opinion of Gary Epler, Chief Regulatory Counsel for Unitil Service Corp.

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UNITIL ENERGY SYSTEMS, INC.

6 Liberty Lane West

Hampton, New Hampshire 03842-1720

Dated as of March 2, 2010

To the Purchasers named in Schedule I

    attached hereto

Ladies and Gentlemen:

Unitil Energy Systems, Inc. (the “Company”), a New Hampshire corporation, agrees with the Purchasers named on Schedule I of this Agreement (the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF BONDS.

The Company has authorized the issue and sale of $15,000,000 aggregate principal amount of its First Mortgage Bonds, Series P, due March 2, 2020 (the “Bonds”), such Bonds to be substantially in the form attached as Schedule B to the form of Fourteenth Supplemental Indenture, attached hereto as Exhibit A, to the Indenture of Mortgage and Deed of Trust dated as of July 15, 1958 (the “Original Indenture”) from the Company to Old Colony Trust Company, which has been succeeded by U.S. Bank National Association, a national banking association, having an office and place of business in Boston, Massachusetts (the “Trustee”). The Fourteenth Supplemental Indenture, in the form attached hereto as Exhibit A (with such changes to such form as you and the Company may agree to prior to the Closing Date), is herein referred to as the “Fourteenth Supplemental Indenture”. The Original Indenture, as supplemented by eleven Supplemental Indentures thereto, as amended and restated by the Twelfth Supplemental Indenture, and as further supplemented by the Thirteenth Supplemental Indenture and as may be further supplemented from time to time, is referred to as the “Indenture”. Capitalized terms used herein are defined in Section 11 hereof.

The Bonds will be issued under and secured by the Indenture and the Fourteenth Supplemental Indenture.

SECTION 2. SALE AND PURCHASE OF BONDS.

The Company will issue and sell to the Purchasers and, subject to the terms and conditions hereof, the Purchasers will purchase from the Company, at a purchase price of 100% of the principal amount thereof, on the Closing Date, Bonds in the aggregate principal amount of Fifteen Million Dollars ($15,000,000).

SECTION 3. CLOSING.

The closing of the sale and purchase of the Bonds (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 260 Franklin Street, Boston, Massachusetts 02110 at 10:00

a.m., Boston time on March 2, 2010 or on such other business day not later than March 31, 2010 as may be mutually agreed upon by the Purchasers and the Company (the “Closing Date”). At the Closing the Company will deliver to each Purchaser the Bonds in the form of a single registered Bond (unless different denominations are specified by such Purchaser) dated the Closing Date for the full amount of the purchase price and registered in such Purchaser’s name or in the name of such Purchaser’s nominee, all as such Purchaser may specify at any time prior to the date fixed for delivery, against receipt of the purchase price payable by wire transfer of immediately available funds to such account as the Company shall notify each Purchaser in writing at least two days prior to the Closing Date. If at the Closing the Company shall fail to tender such Bond as provided herein, or if at the Closing any of the conditions specified in Section 4 shall not have been fulfilled, each Purchaser shall, at its election, be relieved of all further obligations to purchase Bonds under this Agreement, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

The obligation of each Purchaser to purchase the Bonds to be sold to it at the Closing is subject to the fulfillment, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in Section 5 shall be correct when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing, and at the time of the Closing no condition or event shall exist which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default.

Section 4.3. Compliance Certificate. The Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 hereof have been fulfilled.

Section 4.4. Regulatory Approvals. The issue and sale of the Bonds shall have been duly authorized by order of the New Hampshire Public Utilities Commission (the “NHPUC”), such order shall be in full force and effect at the time of the Closing and all appeal periods applicable to such order shall have expired.

Section 4.5. Legal Opinions. Each Purchaser shall have received from Chapman and Cutler LLP, who is acting as special counsel to the Purchasers in this transaction, from Dewey & LeBoeuf LLP, counsel for the Company, and from Gary Epler, Chief Regulatory Counsel for Unitil Service Corp., their respective opinions, dated the Closing Date, substantially in the forms of Exhibits B, C and D attached hereto.

Section 4.6. Compliance with the Indenture. The Company shall have obtained from the requisite percentage of holders of Bonds Outstanding (as defined under the Indenture) a written waiver of the Earnings Available for Interest Charges test required under Section 4.04 of the

Indenture for the issuance of the subject Bonds (the “EAIC Test”), in form satisfactory to the Purchasers. Except as expressly provided in the waiver referred to in the preceding sentence, the Company shall have performed and complied with all agreements and conditions contained in the Indenture which are required to be performed or complied with by the Company for the issuance of the Bonds.

Section 4.7. Equity Contribution. After January 1, 2010 and prior to the Closing Date, Unitil (as defined below) shall have made an equity contribution of $5,000,000 to the Company (the “Equity Contribution”).

Section 4.8. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to each Purchaser and its special counsel, and each Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

Section 4.9. Private Placement Number. The Company shall have obtained from Standard & Poor’s Corporation and provided to you a Private Placement Number for the Bonds.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants that:

Section 5.1. Organization, Standing, Due Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement, to issue and sell the Bonds and to carry out the terms hereof and thereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no approval of the stockholders of the Company is required in connection therewith.

Section 5.2. Capitalization. The Company’s authorized and outstanding capital stock is as follows:

TITLE OF CLASS	SHARES AUTHORIZED	SHARES OUTSTANDING
Common Stock, no par value	250,000	131,746
Non-Redeemable, Non-Cumulative Preferred Stock, $100 par value, 6.00% Series	2,250	2,250

All of the Company’s outstanding capital stock is validly issued, fully paid and non-assessable.

Section 5.3. Subsidiaries. Other than holdings of capital stock which, individually and in the aggregate, are immaterial to the business and financial condition of the Company, the Company does not own any shares of capital stock or shares of beneficial interest of any corporation or other entity.

Section 5.4. Qualification. In all jurisdictions where the Company owns real property or maintains any place of business, it is either qualified to do business and in good standing or such qualification can readily be obtained without substantial penalty and the failure to qualify in jurisdictions where the Company has not done so will not have a Material Adverse Effect.

Section 5.5. Franchises; Etc. The Company has all franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, approvals, authorizations and orders of governmental bodies, political subdivisions and regulatory authorities, free from unduly burdensome restrictions, as are reasonably necessary for the ownership of the properties now owned and operated by it, the maintenance and operation of the properties now operated by it and the conduct of the business now conducted by it.

Section 5.6. Financial Statements. (a) The Company has furnished to each Purchaser (i) the Company’s financial statements for each of its fiscal years ended December 31, 2006, 2007 and 2008 (the “Annual Reports”), containing balance sheets as at the end of such fiscal years and the related statements of earnings, retained earnings and cash flows of the Company for such fiscal years, as certified by Caturano and Company, P.C., independent certified public accountants; and (ii) unaudited financial statements of the Company for the nine months ending September 30, 2009, including a balance sheet as at such date and statements of earnings and retained earnings for such period (together with the Annual Reports, the “Company Reports”).

(b) Subject to any qualifications set forth in the accompanying reports of independent certified public accountants, all such financial statements are complete and correct (subject, in the case of such unaudited financial statements, to year-end and audit adjustments) and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby. Such balance sheets (together with the pertinent notes thereto) fairly present the financial condition of the Company as at the respective dates indicated, and in each case reflect all known liabilities, contingent or otherwise, at such dates, all in accordance with generally accepted accounting principles, and such statements of earnings, retained earnings and cash flows fairly present the results of the operations of the Company for the respective periods indicated.

Section 5.7. Changes; Etc. Since December 31, 2008: (a) except as disclosed in the reports on Forms 10-K, 10-Q and 8-K filed since such date by Unitil Corporation (“Unitil”), owner of all of the outstanding common stock of the Company, with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act Reports”) or the Company Reports, there has been no material adverse change in the assets, liabilities or financial condition of the Company from that reflected in the balance sheet as at December 31, 2008 referred to in Section 5.6 or otherwise previously disclosed in writing, other than changes in the ordinary course of business; (b) neither the business, operations or affairs of the Company nor any of its properties or assets have been materially adversely affected by any occurrence or development (whether or not insured against) except as disclosed in the Exchange Act Reports or the Company Reports or otherwise previously disclosed in writing; and (c) except as otherwise disclosed in writing, the Company has not, prior to the Closing Date, directly or indirectly, declared, paid or made any dividend or distribution on or on account of any shares of capital stock of the Company or any redemption, retirement, purchase or other acquisition of any shares of capital stock of the Company, or agreed to do so, except for the payment of regular cash dividends on its Common Stock and its Non-Redeemable, Non-Cumulative Preferred Stock.

Section 5.8. Tax Returns and Payments. All tax returns of the Company required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon the Company shown to be due on such returns have been paid. The federal income tax liability of the Company has been finally determined by the Internal Revenue Service (the “IRS”) and satisfied through the fiscal year ended December 31, 2005. The charges, accruals and reserves on the books of the Company in respect of income taxes for all fiscal periods are adequate in the opinion of the Company and, except as disclosed in the Exchange Act Reports or the Company Reports, the Company knows of no unpaid assessment for additional income taxes for any fiscal period or of any basis therefor. As of the date of this Agreement, the IRS is auditing Unitil and its subsidiaries (including the Company) in relation to the fiscal years ended December 31, 2006, 2007 and 2008. The Company does not believe the outcome of the foregoing IRS audit will have a Material Adverse Effect.

Section 5.9. Title to Properties. (a) The Company has good and marketable title to all the real property and a good and valid ownership interest in all the other assets reflected in the most recent balance sheet referred to in Section 5.6 or subsequently acquired, other than real property and other assets subsequently sold or otherwise disposed of in the ordinary course of business, subject in each case to no Liens except (i) the Lien created by the Indenture and (ii) other Liens permitted by the Indenture which do not materially detract from the value of the respective properties subject thereto or materially impair the operations of the Company.

(b) The Properties specifically to be included as mortgaged as set forth in the granting clauses of the Indenture (including the granting clauses included in the Fourteenth Supplemental Indenture), other than properties released from the lien thereof pursuant to the terms thereof, are owned by the Company, located in New Hampshire and constitute substantially all of the Property of the Company except certain Property which is not “Public Utility Property” (as defined in Section 10.04A of the Indenture), which Property has heretofore been duly released from the lien of the Indenture pursuant to Section 10.04A thereof (the “Excepted Property”). All of the real estate and other Property which is reflected in the balance sheet of the Company as of December 31, 2008 referred to in Section 5.6, and all of the rights of way, easements, grants, permits, privileges, franchises and other rights necessary to the operation of said Property, are subject to the Indenture as a first lien thereon (subject only to Liens permitted by the Indenture) except properties expressly excluded from said lien of the Indenture by the provisions thereof (including the Excepted Property). The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Indenture.

(c) None of the Properties or assets reflected in the balance sheet of the Company as of December 31, 2008 referred to in Section 5.6 is held by the Company as lessee under any lease (other than certain leasehold improvements which are being written off over the life of the lease) or as conditional vendee under any conditional sales contract or other title retention agreement.

Section 5.10. Litigation; Etc. There is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) which questions the validity of this Agreement or the Bonds or any action taken or to be taken pursuant hereto or thereto, nor, other than as described below and except as disclosed in the Exchange Act Reports or the Company Reports, is there any action, proceeding or investigation pending or, to the Company’s knowledge, threatened (or any basis therefor known to the Company) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or its Properties and assets or in any material liability on the part of the Company. As of the date of this Agreement, the IRS is auditing Unitil and its subsidiaries (including the Company) in relation to the fiscal years ended December 31, 2006, 2007 and 2008.

Section 5.11. Compliance with Other Instruments, Etc. The Company is not in violation of any term of its Articles of Incorporation or By-Laws, or, to the Company’s knowledge, in violation of any term of any franchise, license, permit, agreement, indenture, instrument, judgment, decree, order, statute, or governmental rule or regulation applicable to it so as to materially and adversely affect, either individually or in the aggregate, its financial condition; and the execution, delivery and performance of this Agreement and the Bonds will not result in any such violation or be in conflict with or constitute a default under any term of any of the foregoing and will not result in the creation of any mortgage, lien, charge or encumbrance upon any of the Properties or assets of the Company pursuant to any such term.

Section 5.12. ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws. There have been no instances of noncompliance which could reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions, or to Code Sections 401(a)(29) or 412, replaced by Code Sections 436 and 430, respectively, effective January 1, 2008, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) As of December 31, 2008, the present value of all projected benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed by more than $31.3 million the fair market value of the assets of such Plans allocable to such accrued benefits.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) As of December 31, 2008, the Company’s expected post-retirement benefit obligation (determined in accordance with Financial Accounting Standards Board Statement No. 106 without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) was approximately $15.2 million. The Company reasonably expects to recover this amount in utility rates as more fully described in the notes to the Company’s September 30, 2009 financial statements (which refer to the notes in the Company’s December 31, 2008 financial statements). Accordingly, the Company does not believe that this post–retirement benefit obligation will have a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Series P Bonds hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of the Purchaser’s representation in Section 7(b) as to the sources of the funds used to pay the purchase price of the Bonds.

Section 5.13. Regulatory Jurisdiction and Approvals. The Company is subject to regulation by the NHPUC with respect to retail rates, adequacy of service, issuance of securities, accounting and other matters; and to regulation by the Federal Energy Regulatory Commission (“FERC”) under the Energy Policy Act of 2005 in regards to certain bookkeeping, accounting and reporting requirements. The issuance and sale of the Bonds has been authorized by order of the NHPUC, which has become final and all applicable appeal periods with respect to the NHPUC order have expired. No order, consent, approval or authorization of, or any declaration or filing with, any other Governmental Authority is required as a condition precedent to the valid offering, issue, sale and delivery of the Bonds by the Company and the consummation by the Company of the transactions contemplated hereby.

Section 5.14. Patents; Trademarks; Etc. The Company owns or possesses all of the patents, trademarks, service marks, trade names and copyrights, and all rights of use with respect to the foregoing, necessary for the conduct of its business as now conducted, without any known conflict with the rights of others.

Section 5.15. Offer of Bonds. Neither the Company nor anyone authorized to act on its behalf has directly or indirectly offered or will offer the Bonds or any part thereof or any similar securities for issue or sale to, or solicited or will solicit any offer to acquire any of the same from, or has otherwise approached or negotiated or will approach or negotiate in respect thereof with anyone other than the Purchasers and not more than seventeen (17) other institutional investors. Neither the Company nor anyone authorized to act on its behalf has taken or will take any action which will subject the issuance and sale of the Bonds to the provisions of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).

Section 5.16. Investment Company Act Status. The Company is not an “investment company” or a company “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

Section 5.17. Federal Reserve Regulations. The proceeds of the sale of the Bonds will be applied as provided in Section 6. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called a “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin security or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulation U, or cause this Agreement to violate Regulation U, Regulation X, or any other regulation of the Board of Governors of the Federal Reserve System or Section 7 of the Securities Exchange Act of 1934 (the “Exchange Act”), each now in effect.

Section 5.18. Foreign Credit Restraints. Neither the consummation of the transactions contemplated by this Agreement nor the use of the proceeds of the sale of the Bonds will violate any provision of any applicable statute, regulation or order of, or any restriction imposed by, the United States of America or any authorized official, board, department, instrumentality or agency thereof relating to the control of foreign or overseas lending or investment.

Section 5.19. Disclosure. Neither this Agreement, the financial statements referred to in Section 5.6, the Exchange Act Reports or the Company Reports, nor any other document, certificate or written statement furnished to each Purchaser by or on behalf of the Company in connection with the negotiation of the sale of the Bonds, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, operations, affairs or condition of the Company or its

Properties or assets, which has not been set forth in this Agreement or in the other documents, certificates, the Exchange Act Reports or the Company Reports and written statements furnished to each Purchaser by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby.

Section 5.20. Sale Is Legal and Authorized. The sale of the Bonds and compliance by the Company with all of the provisions of this Agreement and the Bonds —

(a) are within the corporate powers of the Company; and

(b) have been duly authorized by proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); this Agreement and, when executed and delivered in accordance with the terms hereof, the Fourteenth Supplemental Indenture and the Bonds, have been or will have been, as the case may be, duly executed and delivered on behalf of the Company by duly authorized officers thereof, and this Agreement and, when executed and delivered in accordance with the terms hereof, the Fourteenth Supplemental Indenture and the Bonds constitute or will constitute, as the case may be, the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

Section 5.21. No Defaults. No Default or Event of Default has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness and is not in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

Section 5.22. Compliance with Environmental Laws. Except as disclosed in the Exchange Act Reports or the Company Reports, to the best of the Company’s knowledge it is not in violation of any applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company. Except as disclosed in the Exchange Act Reports or the Company Reports, the Company does not know of any liability or class of liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

Section 5.23. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any subsidiary (A) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (B) engages in any dealings or transactions with any such Person. The Company and its subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

As used herein, the term “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended; the term “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

SECTION 6. USE OF PROCEEDS.

The net proceeds of the sale of the Bonds will be applied by the Company (i) to repay outstanding short-term indebtedness incurred for additions, extensions and betterments to the Company’s property, plant and equipment; (ii) to finance future expenditures for additions, extensions and betterments to the Company’s property, plant and equipment; and (iii) to defray the costs and expenses of the financing of the Bonds or for other lawful corporate purposes.

SECTION 7. PURCHASERS’ REPRESENTATIONS AND WAIVER.

Section 7.1. Purchasers’ Representations. (a) Each Purchaser represents that such Purchaser is purchasing the Bonds for its own account for investment and not with a view to the distribution thereof and has no present intention of selling, negotiating, or otherwise disposing of the Bonds, provided that the disposition of such Purchaser’s Property shall at all times be within its control. The acquisition of any of the Bonds by such Purchaser shall constitute such Purchaser’s reaffirmation of such representation, and it is understood that in making the representations contained in Sections 5.12(e) and 5.15, the Company is relying, to the extent applicable, on such Purchaser’s representation in this Section 7.

(b) Each Purchaser represents that such Purchaser (i) is an institutional accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and (ii) is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

(c) Each Purchaser represents that such Purchaser has knowledge that the Bonds have not been registered under the Securities Act or any applicable states securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities law or if an exemption from such registration is available.

(d) Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series P Bonds to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (A) an insurance company pooled separate account, within the meaning of PTE 90-1 or (B) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this paragraph (d)(iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM

Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such Person exercises control over the management or policies of the Company by reason of its ownership interest) and (A) the identity of such QPAM and (B) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d)(iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this paragraph (d)(v); or

(vi) the Source is a governmental plan; or

(vii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA; or

(viii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (d)(viii).

As used in this paragraph (d), the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

(e) Each Purchaser understands that the Bonds will bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THIS BOND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.

Upon the request of any holder of any Bond, the Company shall, and shall direct the Trustee to, remove the legend from such Bond or issue to such holder a new Bond therefor free of any transfer legend, if: (A)(i) such holder is not an “affiliate” (as defined in Rule 144 of the Securities Act) of the Company at the time thereof and has not been an affiliate during the preceding three months and (ii) a period of one year has elapsed since the later of the date the Bond was acquired from the Company or from an affiliate of the Company (calculated as set forth in Rule 144 of the Securities Act); or (B) the Company shall have received a written opinion of counsel to such holder (which may be internal counsel to such holder) that, in the opinion of such counsel, such legend is not, or is no longer, necessary or required.

Section 7.2. Waiver. Subject to the terms and conditions set forth herein, and in reliance upon the agreements, representations and warranties of the Company made herein, each Purchaser hereby waives compliance by the Company with the EAIC Test (and any Default or Event of Default related thereto which may occur under the Indenture) solely in connection with the Company’s issuance of the Bonds; provided that: (a) the Equity Contribution is made concurrently with or prior to the issuance of the Bonds; (b) the Company complies with all other conditions required under the Indenture in connection with the issuance of the Bonds; and (c) the ratio of Earnings Available for Interest Charges to Annual Interest Requirements (as defined in the Indenture), calculated after giving pro forma effect to the Equity Contribution and the issuance of the Bonds (and as set forth in the Earnings Available for Interest Charges Certificate delivered in connection with the issuance of the Bonds), is not less than 1.5 to 1. If any of the foregoing agreements or conditions is not complied with, the waiver under this Section 7.2 shall automatically terminate and be null and void and of no further force or effect, without notice or demand or further act on the part of any party.

SECTION 8. COVENANTS.

The Company covenants that, from and after the date of this Agreement and until none of the Bonds shall be outstanding:

Section 8.1. Punctual Payment. The Company will duly and punctually pay the principal, premium, if any, and interest on the Bonds in accordance with the terms of this Agreement, the Indenture and the Bonds.

Section 8.2. Delivery Expenses. If any Purchaser surrenders any Bond to the Company or the Trustee pursuant to this Agreement or the Indenture, the Company will pay the cost of transmitting between such Purchaser’s home office and the Company or the Trustee, insured to such Purchaser’s satisfaction, the surrendered Bond or Bonds and any Bond or Bonds issued in full or partial substitution or replacement for the surrendered Bond or Bonds.

Section 8.3. Issue Taxes. The Company will pay all taxes in connection with the issuance and sale of the Bonds to you and in connection with any modification of the Bonds (other than income and similar taxes) and will save you harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Company under this Section 8.3 shall survive the payment or redemption of the Bonds and the termination of this Agreement.

Section 8.4. Interest Coverage Fee. (a) If, on the Fee Test Date (hereinafter defined), the ratio of (x) Earnings Available for Interest Charges to (y) Annual Interest Requirements (the “Interest Coverage Ratio”) is less than 2.0 to 1.0, then from and including the Fee Commencement Date (hereinafter defined) through the Fee End Date (hereinafter defined), the Company shall pay a fee (the “Interest Coverage Fee”) to each holder of Bonds in an amount equal to 1.0% per annum of the principal amount of Bonds held by such holder.

As used above:

“Fee Commencement Date” means the date of the interim rate order issued by the State of New Hampshire Public Utilities Commission (the “Commission”) in the Company’s 2010 rate distribution case (the “2010 Rate Case”).

“Fee Test Date” means the date of the final rate order (the “Final Order”) issued by the Commission in the 2010 Rate Case, calculating the Interest Coverage Ratio after giving pro forma effect to the rate relief, if any, granted in such Final Order.

“Fee End Date” means the earlier to occur of:

(i) the later of (A) the last day of the fourth complete fiscal quarter ending after the date of the Final Order, or (B) the date on which the Company restores compliance with the Earnings Available for Interest Charges test under Section 4.04 (Additional Bonds Against Property Additions Issuance Tests) of the Indenture; or

(ii) the date the Company obtains an Investment Grade Rating of the Bonds from any of Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Services, Inc. (“Moody’s”), Fitch/BCA Duff & Phelps Ltd. (“Fitch”) or DBRS, Inc. (“DBRS”) (or any of their respective successors).

“Investment Grade Rating” means a rating of the Bonds of (i) in the case of S&P, “BBB-” or better, (ii) in the case of Moody’s, “Baa3” or better, (iii) in the case of Fitch, “BBB-” or better, or (iv) in the case of DBRS, “BBB low” or better.

(b) The Interest Coverage Fee payable with respect to each Bond shall be fully earned on the date paid, shall accrue and be computed on the basis of a thirty (30) day month and a three hundred sixty (360) day year and shall be paid by wire transfer of immediately available funds on each periodic interest payment date applicable to such Bond in the same manner and, unless otherwise specified in writing by the holder of such Bond, to the same account as the concurrent periodic interest payment on such Bond is made to such holder. Further to the foregoing, the Company shall pay to the Trustee in immediately available funds, the Interest Coverage Fee for each holder of Bonds required hereby, and the Company hereby directs the Trustee to promptly, upon receipt thereof, pay each such Interest Coverage Fee to the respective holder in accordance with the preceding sentence. Failure to pay the Interest Coverage Fee required hereby shall constitute a Default under Section 14.01(c) of the Indenture.

(c) The Trustee may assume that no Interest Coverage Fee is due on any interest payment date unless it has received at least ten (10) business days’ notice from the Company that such Interest Coverage Fee is due and the amount thereof.

SECTION 9. INFORMATION AS TO THE COMPANY.

Section 9.1. Accounting; Financial Statements and Other Information. The Company will deliver (in duplicate), or, with respect to any company public reporting entity, timely file the Company’s report on Form 10-K, Form 10-Q and Form 8-K with the SEC, and make such Forms available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.unitil.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery, to each Purchaser, so long as it is the holder of any Bonds, and to each Institutional Holder of at least 5% in principal amount of the Bonds at the time outstanding:

(a) as soon as available but in any event within ninety (90) days after the end of each of the first three quarterly fiscal periods in each year of the Company, a balance sheet of the Company at the end of such period, and a statement of earnings and retained earnings of the Company for such period and for the portion of the fiscal year ending with such period, together with a statement of cash flows for the portion of the fiscal year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the previous year, all in reasonable detail and certified, subject to changes resulting from year-end and audit adjustments, by the Treasurer, an Assistant Treasurer or any Vice President of the Company;

(b) as soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a balance sheet of the Company as at the end of such year, and a consolidated statement of earnings and retained earnings and cash flows of the Company, in each case setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Caturano & Company, P.C. or other independent public accountants of recognized national standing selected by the Company to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the prior fiscal year (except for such changes, if any, as may be specified in such opinion) and fairly present, in all material respects, the financial position of the Company as of the end of such year and the results of operations for such year, and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(c) as soon as available but in any event within ninety (90) days after the end of each of the first three quarterly fiscal periods in each year of Unitil, a consolidated balance sheet of Unitil and its consolidated subsidiaries at the end of such period, and a consolidated statement of earnings and retained earnings of Unitil and its consolidated subsidiaries for such period and for the portion of the fiscal year ending with such period, together with a consolidated statement of cash flows for the portion of the fiscal year ending with such period, in each case setting forth in comparative form figures for the corresponding period of the previous year, all in reasonable detail and certified, subject to changes resulting from year-end and audit adjustments, by the Treasurer, an Assistant Treasurer or any Vice President of Unitil;

(d) as soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year of Unitil, an audited consolidated balance sheet of Unitil and its consolidated subsidiaries as at the end of such year, and an audited consolidated statement of earnings and retained earnings and cash flows of Unitil and its consolidated subsidiaries, in each case setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Caturano & Company, P.C. or other independent public accountants of recognized national standing selected by Unitil to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the prior fiscal year (except for such changes, if any, as may be specified in such opinion) and fairly present, in all material respects, the financial position of Unitil and its consolidated subsidiaries as of the end of such year and the results of operations for such year, and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

(e) concurrently with delivery of the documents provided for in Sections 9.1(a) and (b), an Officer’s Certificate, stating that the officer providing the certificate has reviewed the provisions of this Agreement and setting forth whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(f) promptly after the same are available, copies of all proxy statements, financial statements and reports as the Company or its parent shall send to its public stockholders, and copies of all reports which the Company or its parent may file with the SEC or any governmental authority at any time substituted therefor; and

(g) such other information relating to the affairs of the Company as any Purchaser or any such holder reasonably may request from time to time.

Section 9.2. Inspection. The Company will permit any authorized representatives designated by any Purchaser, so long as such Purchaser is the holder of any Bonds, or by each Institutional Holder which holds at least 5% in principal amount of the Bonds then outstanding, at such Purchaser’s or such Institutional Holder’s expense, to visit and inspect any of the Properties of the Company, including its books of account, to make copies and take extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with such Purchaser or any such other Institutional Holder the finances and affairs of the Company in the presence of an officer of the Company), all at such reasonable times and as often as may reasonably be requested; provided, that (i) the Company may restrict the foregoing access to the extent that any applicable law requires the Company to restrict or prohibit access to such information or disclosure of such information that could result in the loss of a legal privilege and (ii) such Purchaser agrees and any such Institutional Holder by its acquisition of any Bonds shall be deemed to agree to keep confidential any nonpublic information received as a result of the rights granted in this Section 9.2, except that each such holder of the Bonds reserves the right to disclose such information (i) as may be necessary in connection with enforcing compliance with the terms and conditions of this Agreement, (ii) as may be required to governmental agencies, courts or other agencies to whose regulation such holder may be subject but only to the extent that such agencies or courts are authorized by or have apparent authority under applicable law, regulation, court order or other regulatory authority to request such information and (iii) as may be necessary to furnish to a prospective bona fide purchaser of any Bonds, any of such information which, in the reasonable opinion of the holder of such Bonds, is a material fact regarding the Company, provided, that disclosure of any such information may be made to no more than two such prospective purchasers in any thirty day period, each such prospective purchaser must be eligible to be an Institutional Holder should it purchase Bonds, and the amount of Bonds which would be involved in a sale to any such prospective purchaser is at least 5% of the then-outstanding Bonds.

Section 9.3. Confidential Information. For the purposes of this Section 9.3, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that was marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company, such Subsidiary, Unitil or Unitil’s Affiliates, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 9.1 that are otherwise publicly available.

Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and Affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 9.3, (iii) any other holder of any Bond, (iv) any Institutional Investor to which it sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.3), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 9.3), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Bonds and this Agreement after prior written notice provided to the Company.

Any holder of a Bond (and any employee, representative or other agent of such holder) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure. The authorization in the immediately preceding sentence is not intended to permit, and does not permit, disclosure of any information not related to the tax treatment or tax structure of the transaction, including, for example, the identities of participants or potential participants and any Confidential Information regarding the operations or finances of the Company, its Subsidiaries, Unitil, and Unitil’s Affiliates. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 9.3 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 9.3.

SECTION 10. HOME OFFICE PAYMENT.

Pursuant to the provisions of Section 1.01 of the Fourteenth Supplemental Indenture and notwithstanding anything in the Indenture or the Bonds to the contrary, the Company will pay or cause to be paid all sums becoming due on any Bond owned by you or your nominee in the manner specified in Schedule I hereto or as you may otherwise designate by written notice to the Company with a copy to the Trustee and all such payments shall be made without presentation or surrender of such Bond to the Trustee; provided, that you agree that you will not sell, transfer or otherwise dispose of any such Bond unless, prior to the delivery thereof, either (i) you shall have made a clear and accurate notation of the amount of the principal redeemed on the Bond to be transferred, or (ii) such Bond shall have been presented to the Trustee for appropriate notation thereon of the portion of the principal redeemed on the Bond or (iii) the Bond shall have been surrendered in exchange for a new Bond for the unredeemed balance of the principal amount thereof. You agree that prior to receiving any final payment of the entire remaining unpaid principal amount of any Bond pursuant to this Section 10, you shall be required to deliver such

Bond to the Trustee. Your rights under this Section 10 and Section 1.01 of the Fourteenth Supplemental Indenture may be exercised by any subsequent Institutional Holder who shall enter into an agreement in writing with the Company containing the terms set forth in this Section 10 and deliver a copy thereof to the Trustee.

SECTION 11. DEFINITIONS; ACCOUNTING PRINCIPLES.

Section 11.1. Definitions. As used in this Agreement the following terms have the following respective meanings:

Affiliate: Any director, officer or employee of the Company and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise.

Code: The Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Default: Any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

EAIC Test: Defined in Section 4.6 hereof.

Equity Contribution: Defined in Section 4.7 hereof.

ERISA: The Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

Event of Default: An “Event of Default” as defined in the Indenture.

Governmental Authority:

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Indebtedness: Of any Person as of any date as of which the amount thereof is to be determined, shall mean all (i) obligations of such Person for borrowed money, (ii) obligations secured by any Lien upon Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, and (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of Property; provided, that notwithstanding anything to the contrary in the foregoing, Indebtedness of the Company shall not include (A) its obligations under contracts for the purchase by it of electric energy or capacity, including transmission charges, (B) Lease obligations of the Company and (C) pension and other obligations of the Company with respect to benefits provided to employees of the Company, regardless of whether such obligations are absolute or contingent or included, in accordance with generally accepted accounting principles, in determining total liabilities as shown on the liability side of a balance sheet of the Company.

Institutional Holder: Any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution.

Leases: As applied to any Person shall mean any lease of any Property (whether real, personal or mixed) by that Person as lessee which would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease or an operating lease on the balance sheet of that Person.

Lien: (i) Any interest in Property (whether real, personal or mixed and whether tangible or intangible) which secures an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on the common law, statute or contract, including, without limitation, any such interest arising from a mortgage, charge, pledge, security agreement, conditional sale or trust receipt, or arising from a lease, consignment or bailment given for security purposes, (ii) any encumbrance upon such Property which does not secure an obligation and (iii) any exception to or defect in the title to or ownership interest in such Property, including, without limitation, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases, licenses and profits à prendre. For purposes of this Agreement, the Company shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sales agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Material: Material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its subsidiaries taken as a whole.

Material Adverse Effect: A material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Indenture and the Bonds, or (c) the validity or enforceability of this Agreement, the Indenture or the Bonds against the Company.

Multiemployer Plan: Any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

NAIC: The National Association of Insurance Commissioners or any successor thereto.

NHPUC: Defined in Section 4.4 hereof.

Officer’s Certificate: A certificate signed by any one of the Chairman of the Board of Directors, the President or any Vice President, the Treasurer, the Assistant Treasurer or the Secretary of the Company.

PBGC: The Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Person: An individual, an association, a corporation, a partnership, a limited liability company, a limited liability partnership, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity, including the Company.

Plan: An “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

Property: Any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

SEC: The Securities and Exchange Commission.

SVO: The Securities Valuation Office of the NAIC or any successor to such Office.

Unitil: Defined in Section 5.7 hereof.

Section 11.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles then in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION 12. EXPENSES; ETC.

Whether or not the transactions contemplated hereby shall be consummated, the Company will pay all reasonable expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Bonds, including, without limitation: (a) the cost and expenses of reproducing this Agreement, of the reproducing and issue of the Bonds, of furnishing all opinions of counsel for the Company and all certificates on behalf of the Company, and of the enforcement of the Company’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the cost of delivering to the principal office of each Purchaser, insured to its satisfaction, any Bonds delivered to it upon any substitution of Bonds pursuant to the Indenture and of each Purchaser’s delivering any Bonds, insured to its satisfaction, upon any such substitution; (c) the reasonable fees, expenses and disbursements of Chapman and Cutler LLP, special counsel for the Purchasers, in connection with such transactions and any such amendments or waivers; (d) the reasonable out-of-pocket expenses incurred by each Purchaser or a holder of any Bonds (in its capacity as such) in connection with such transactions and any such amendments, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement, a Supplement or the Bonds, whether or not any Bonds are then outstanding; and (e) the outlays, counsel fees and other expenses reasonably made or incurred by the Trustee in and about the execution of the trusts hereby created and any expenses paid and to pay the cost and expense incurred in defending against any liability in the premises of any character whatsoever, unless such liability is adjudicated to have resulted from the negligence or willful default of the Trustee. The Company will indemnify and hold each Purchaser harmless from and against all claims in respect of the fees, if any, of brokers and finders payable in connection with the execution and delivery of this Agreement or the carrying out of the transactions contemplated hereby. The Company will also pay, and will save each Purchaser and each holder of any Bonds harmless from, any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Bonds and any amendment or waiver under or in respect of this Agreement or the Bonds.

SECTION 13. SURVIVAL OF AGREEMENTS; ETC.

All agreements contained herein and all representations and warranties made in writing by or on behalf of the Company herein or pursuant hereto shall survive the execution and delivery of this Agreement, any investigation at any time made by any Purchaser or on such Purchaser’s behalf, the purchase of the Bonds by any Purchaser hereunder, and any disposition or payment of the Bonds. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Company hereunder.

SECTION 14. AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least 66-2/3% in principal amount of the Bonds at the time outstanding. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon each holder of any Bond at the time outstanding, each future holder of any Bond and the Company. Bonds directly or indirectly held by the Company or any Affiliate of the Company shall not be deemed outstanding for purposes of determining whether any amendment or waiver has been effected in accordance with this Section 14.

SECTION 15. NOTICES; ETC.

All notices and other communications hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or overnight courier, (a) if to a Purchaser, addressed to the address of such Purchaser designated as the Purchaser’s address on Schedule I attached hereto, or at such other address as such Purchaser shall have furnished to the Company for such purpose, or (b) if to the Company, to 6 Liberty Lane West, Hampton, New Hampshire 03842-1720, Attention: Treasurer, or at such other address as the Company shall have furnished to each Purchaser and each such other holder in writing.

SECTION 16. FURTHER ASSURANCES.

The Company will execute and deliver all such instruments and take all such action as the Purchasers from time to time may reasonably request in order to further effectuate the purposes and carry out the terms of this Agreement and the Bonds.

SECTION 17. MISCELLANEOUS.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Bonds or any part thereof. This Agreement embodies the entire agreement and understanding between each Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement and the Bonds shall be construed and enforced in accordance with and governed by the laws of the State of New York. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

SECTION 18. SEVERABILITY.

Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

If you are in agreement with the foregoing, please sign the accompanying counterparts of this Agreement and return one of the same to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

UNITIL ENERGY SYSTEMS, INC.

By:
Mark H. Collin
Treasurer

The foregoing Agreement is hereby agreed to as of March 2, 2010.

[VARIATION]

By:
Name:
Title:

ACKNOWLEDGEMENT AND AGREEMENT

The undersigned hereby acknowledges receipt of an executed copy of the foregoing Bond Purchase Agreement and agrees to the provisions of Section 10 thereof.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
Its